150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Independent Film Development Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

(a) Designation of Series "AA" Preferred Stock. The Board of Directors of the Company has designated 10 of the Company's 15,000,010 authorized shares of preferred stock as Series "AA" Preferred Stock having the following rights, preferences, privileges, and restrictions:

(i) If at least one share of Series AA Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series AA Preferred Stock at any given time, regardless of their number, shall be convertible into the number of shares of Common Stock which equals four times the sum of:

a. the total number of shares of Common Stock which are issued and outstanding at the time of conversion, plus

b. the total number of shares of Series B Preferred Stock issued and outstanding at the time of conversion; [Continued on Next Page]

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

(ii) Each individual share of Series AA Preferred Stock shall be convertible into the number of shares of Common Stock equal to four times the sum of all shares of Common Stock and Series B Preferred Stock issued and outstanding at the time of conversion divided by the number of shares of Series AA Preferred Stock issued and outstanding at the time of conversion.

(iii) Shares of Series AA Preferred Stock may only be issued in exchange for the partial or full retirement of debt held by Management, employees or consultants, or as otherwise directed by a majority vote of the Board of Directors. The number of Shares of Preferred Stock to be issued to each qualified person (member of Management, employee or consultant) holding a Note shall be determined by the following formula:

$$\sum_{i=1}^{n} x_i \quad = \text{number of shares of Series AA Preferred Stock to be issued}$$

where $x_1 + x_2 + x_3 \ldots + \ldots x_n$ represent the discrete notes and other obligations owed the lender (holder), which are being retired.

(iv) Individually, each share of Series AA Preferred Stock shall have the voting rights equal to four times the sum of:

a. all shares of Common Stock issued and outstanding at the time of voting, plus

b. all shares of Series B Preferred Stock issued and outstanding at the time of voting,

c. divided by the number of shares of Series AA Preferred Stock issued and outstanding at the time of voting.

(v) Collectively, If at least one share of Series AA Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series AA Preferred Stock at any given time, regardless of their number, shall have voting rights equal to four times the sum of:

a. the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus

b. the total number of shares of Series B Preferred Stocks which are issued and outstanding at the time of voting.